Exhibit 99.1
Applied Micro Circuits Corporation Signs Major IP
Monetization Contract
Sunnyvale, CA — July 15, 2008 — Applied Micro Circuits Corporation (NASDAQ: AMCC), a global leader in embedded Power Architecture® processing, optical transport and storage solutions announced it recently signed an agreement for the sale of certain patents which provides the Company with an “intellectual property revenue stream” totaling $33 million that will be payable over the next 3 years. A total of $3 million of this amount is to be received by the Company and reflected in its September quarter revenues. We believe this transaction validates AMCC’s IP Monetization Program and further enhances AMCC’s leadership position with key players in the industry.
AMCC is a company rich in intellectual property. During the last three years the strategic direction of the Company has changed in such a way that certain valuable patents are no longer core to its strategic direction. These patents relate to non-core products, foundry and other items that are not relevant to the Company’s product road maps. As such, AMCC has embarked on a program to monetize this intellectual property and to consider further productization of its strategic and non-strategic patents and related patent rights.
The specific terms of the transaction are confidential, but the Company retains a right to continue using the claimed inventions in the transferred patents in conducting its current and future business. The Company’s Chief Financial Officer, Bob Gargus, stated: “As a company, we have invested a large percentage of our revenues on research and development and this is a great way to improve our overall return from these investments. This is a project we started back in calendar 2006 when we broke out the non-focus revenues and began to analyze our patent portfolio in detail. This contract boosts our IP Monetization Program; a program that we hope will result in a sustainable long-term IP revenue stream in the next three-to-five years.”
AMCC’s IP Monetization Program involves the use of an elite group of specialists with deep technology backgrounds and broad market awareness. They are chartered to analyze multiple markets and technologies and architect next generation solutions that will be available to seed new opportunities. The group guides the Company in building an IP portfolio consisting of many broad patents with the goal of protecting these valuable solutions and staking a claim on the IP landscape before the Company’s competitors. We believe this helps ensure alignment with both our existing and targeted markets while adding a steady stream of new innovations and patents to the portfolio.
About AMCC
AMCC provides leadership semiconductor solutions to process, transport, and store digital information for the world’s wired and wireless networks. As a leading supplier of Power Architecture™ based processors and with world-class expertise in SONET and Ethernet protocol processing, PHY technology, Storage processors and RAID controllers our products are the foundation of the IP Communications Revolution. AMCC’s 3ware® SAS and SATA RAID controllers deliver cost-effective, high-performance, high-capacity storage for enterprises and consumers worldwide in applications like disk-to-disk backup, near-line storage, network-attached storage (NAS), video, and high-performance computing. For further information regarding AMCC, please visit our website at http://www.amcc.com.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as, anticipates, believes, should, anticipate, will or words of similar meaning. Such forward-looking statements, including statements relating to the Company’s anticipated future IP revenue stream, the impact of this agreement on the Company’s reputation in its industry, the ability of the Company’s employees to develop new opportunities in the future and the Company’s goal to add new innovations and patents to its IP and product portfolio discussed in this press release, are subject to a number of risks and uncertainties. These risks include, but are not limited to, the risk that the Company may not be able to capitalize on some of the benefits expected to result from the agreement, risks that the Company may not be able to enter into other IP monetization transactions in the future on favorable terms, or at all, risks that the Company’s employees may not continue to develop new patents or innovate other IP or products in the future, risks relating to general economic conditions, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K, and in the Company’s other SEC filings. As a result of these risks and uncertainties, actual results may differ materially from these forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof and AMCC does not assume any obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.
AMCC and 3ware are registered trademarks of APPLIED MICRO CIRCUITS CORPORATION. Power Architecture is a trademark licensed by Power.org. All other trademarks are property of their respective owners.
SOURCE: Applied Micro Circuits Corporation
Corporate Contact
Applied Micro Circuits Corporation
Gilles Garcia
(o) 408-542 8687
(c) 408-786-4317
ggarcia@amcc.com